Exhibit 99.1
June 20, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
We like the comment in Wachovia’s June 17th P&C Industry Update “Companies are walking away from underpriced business”, and we buy into that view. Our Carrier’s premiums were down 9%, but our revenues are up 5% due to an increase in earned Premium.
The Agency group’s revenue is off 3% from last May, as we continue to fight with a “recession” in Florida within our customer base. We are seeing signs of encouragement as the Agency group broadens its product group to include Homeowners and Small Commercial policies. However, our bottom line continues to reflect significant losses at the retail group.
Your continued interest in and support of our company is greatly appreciated.
Following is our report on May’s results.

		May (Unaudited)
		Current Month			Year To Date
		2008	2007	Change	2008	2007	Change
		(In $1,000)%			(In $1,000)%
•	Gross Premiums Produced[1]*	$10,944	$10,888	1%	$64,322	$62,903	2%
•	MGA/Carrier Gross Premiums Produced [1,2]	$7,367	$8,101	(9)%	$44,382	$45,753	(3)%
•	MGA/Carrier Revenues [2]	$4,683	$4,477	5%	$24,135	$22,004	10%
•	Retail Agencies Gross Premium Produced [1,2]*	$4,325	$4,702	(8)%	$29,022	$29,576	(2)%
•	Retail Agencies Group Revenues [2] *	$706	$732	(3)%	$4,579	$5,014	(9)%
•	Company Revenues*	$5,260	$4,896	7%	$27,126	$24,811	9%
•	Company Pre-Tax Income before stock option*	$(203)	$105	(293)%	$361	$1,465	(75)%
•	Company Pre-Tax Income*	$(228)	$64	(456)%	$290	$1,256	(77)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock and read the full text of our most recent press releases, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
Sincerely,

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.